FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instructions 1(b).


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Harrison          Paul                 W.
-----------------------------------------------------
   (Last)            (First)            (Middle)

   9040 Roswell Road - Suite 470
-----------------------------------------------------
                     (Street)

   Atlanta,               GA            30350
-----------------------------------------------------
   (City)               (State)         (Zip)

_______________________________________________________________________________
2. Issuer Name and Ticker or Trading Symbol

    HealthWatch, Inc. (HEAL)
_______________________________________________________________________________
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ----

_______________________________________________________________________________
4. Statement for Month/Year

   03/1999
_______________________________________________________________________________
5. If Amendment, Date of Original (Month/Year)


_______________________________________________________________________________
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] 10% Owner
   [X] Director
   [X] Officer (give title below)
   [ ] Other (specify below)

   Chairman, President and CEO
-----------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------|
                    TABLE I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                            |
----------------------------------|-------------|------------------------------------------------------------------------------|
1. Title of Security | 2. Trans-  |3. Transac-  | 4. Securities Acquired (A)     | 5. Amount of  | 6. Owner-   | 7. Nature of  |
                     |   action   |  tion Code  |    or Disposed of (D)          |  Securities   |  ship Form: |    Indirect   |
   (Instr. 3)        |   Date     |             |                                |  Beneficially |  Direct (D) |    Beneficial |
                     |            | (Instr. 8)  |    (Instr. 3, 4 and 5)         |  Owned at End |  or Indirect|    Ownership  |
                     |  (Month/   |             |                                |  of Month     |  (I)        |               |
                     | Day/Year)  |-------------|--------------------------------|               |             |               |
                     |            |      |      |   Amount  | (A) or |  Price    |  (Instr. 3    |  (Instr. 4) |  (Instr. 4)   |
                     |            | Code |  V   |           |   (D)  |           |   and 4)      |             |               |
---------------------|----------- |------|------|-----------|--------|-----------|---------------|-----------------------------|
                     |            |      |      |           |        |           |               |             |               |
 Common Stock        | 03/02/1999 | P<F1>|      | 75,471    |   A    | $0.66250  |  321,031      |  D          |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
---------------------|------------|------|------|-----------|--------|-----------|---------------|-------------|---------------|
                     |            |      |      |           |        |           |               |             |               |
                     |            |      |      |           |        |           |               |             |               |
--------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
                     TABLE II--Derivative Securities Acquired, Disposed of, or Beneficially Owned                                  |
                             (e.g. puts, calls, warrants, options, convertible securities)                                         |
------------------------------------------------------------------------------------------------------------------------------------
1. Title of| 2. Con- | 3.      | 4.     | 5. Number of| 6. Date Exer-  | 7. Title and     | 8. Price| 9. Num- | 10. Owner- | 11.   |
 Derivative| version | Trans-  | Trans- | Derivative  | cisable and    | Amount of Under- |   of    | ber of  | ship Form  | Nature|
 Security  | or Exer-| action  | action | Securities  | Expiration     | lying Securities |  Deriv- | Deriva- | of Deriva- | of In-|
           | cise    | Date    | Code   | Acquired (A)| Date (Month/   |                  |  ative  | tive    | tive Secur-| Direct|
 (Instr. 3)| Price of| (Month/ |        | or Disposed |  Day/Year)     | (Instr. 3 and 4) |  Secur- | Securi- | ity Direct | Bene- |
           | Deriva- | Day/    | (Instr.| of (D)      |                |                  |  ity    | ties    | (D) or In- | ficial|
           | tive    | Year)   |  8)    |             |-----------------------------------|         | Benefic-| direct (I) | Owner-|
           | Security|         |        | (Instr. 3,  |        |       |       |          | (Instr. | ially   |            | ship  |
           |         |         |        |  4 and 5)   | Date-  |       |       | Amount   |  5)     | Owned at| (Instr. 4) |       |
           |         |         |--------|-------------| Exer-  | Expir-|       | or Num-  |         | End of  |            |(Instr.|
           |         |         |    |   |      |      | cis-   | ation | Title | ber of   |         | Month   |            | 4)    |
           |         |         |Code| V | (A)  | (D)  | able   | Date  |       | Shares   |         | (Instr. |            |       |
           |         |         |    |   |      |      |        |       |       |          |         |  4)     |            |       |
-----------|---------|---------|----|---|------|------|----------------|-------|----------|---------|---------|--------------------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
 Warrants  |$0.86125 | 03/02/99| J  |   | A<F1>|      | 03/02/ | 03/02/|Common |  75,471  | $0.86125| 998,197 | D          |       |
           |         |         |    |   |      |      | 1999   | 2001  | Stock |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|----------------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|- -----|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|
           |         |         |    |   |      |      |        |       |       |          |         |         |            |       |
-----------|---------|---------|----|---|------|------|--------|-------|-------|----------|---------|---------|------------|-------|

Explanation of Responses:
[FN]
<F1>  These shares were purchsed in a private transaction with the Company.
      The warrants were issued in conjunciton with the purchase of the shares.


                    /s/ Paul W. Harrison                         4/9/99
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).